ADVISORY CONTRACT

                             THE LIPPER FUNDS, INC.
                                 101 Park Avenue
                            New York, New York 10178

                                                               December 20, 1996

Prime Lipper Asset Management
101 Park Avenue
New York, New York 10178

Dear Sirs:

     This will confirm the agreement between the undersigned (the "Company") and you (the "Investment Adviser") as follows:

     1. The Company is an open-end investment company which currently has three investment portfolios -- Lipper High Income Bond Fund, Lipper U.S. Equity Fund and Prime Lipper Europe Equity Fund. The Company engages in the business of investing and reinvesting the assets of Prime Lipper Europe Equity Fund (the "Fund") in the manner and in accordance with the investment objective and limitations specified in the Company's Articles of Incorporation, as amended (the "Articles") and the currently effective prospectus, including the documents incorporated by reference therein (the "Prospectus"), relating to the Company and the Fund, included in the Company's Registration Statement, as amended from time to time (the "Registration Statement"), filed by the Company under the Investment Company Act of 1940, as amended (the "1940 Act"), and the Securities Act of 1933, as amended. Copies of the documents referred to in the preceding sentence have been furnished to the Investment Adviser. Any amendments to these documents shall be furnished to the Investment Adviser.

     2. The Company employs the Investment Adviser to (a) make investment strategy decisions for the Fund, (b) manage the investing and reinvesting of the Fund's assets as specified in paragraph 1, (c) place purchase and sale orders on behalf of the Fund and (d) provide continuous supervision of the Fund's investment portfolio.

     3. (a) The Investment Adviser shall, at its expense, provide the Fund with office space, office facilities and personnel reasonably necessary for performance of the services to be provided by the Investment Adviser pursuant to this Agreement, and provide the Fund with persons satisfactory to the Company's Board of Directors to serve as officers and employees of the Fund.

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     (b) Except as provided in subparagraph (a), the Company shall be responsible for all of the Fund's expenses and liabilities, including organizational expenses; taxes; interest; fees (including fees paid to its directors who are not affiliated with the Investment Adviser or any of its affiliates); fees payable to the SEC; state securities qualification fees; costs of preparing and printing prospectuses for regulatory purposes and for distribution to existing shareholders; advisory and administration fees; charges of the custodian and transfer agent; insurance premiums; auditing and legal expenses; costs of shareholders' reports and shareholders' meetings; any extraordinary expenses; and brokerage fees and commissions, if any, in connection with the purchase or sale of portfolio securities; and payments to the Fund's distributor for activities intended to result in the sale of Fund shares.

     4. As manager of the Fund's assets, the Investment Adviser shall make investments for the Fund's account in accordance with the investment objective and limitations set forth in the Articles, the Prospectus, the 1940 Act, the provisions of the Internal Revenue Code of 1986, as amended, relating to regulated investment companies, applicable banking laws and regulations, and policy decisions adopted by the Company's Board of Directors from time to time. The Investment Adviser shall advise the Company's officers and Board of Directors, at such times as the Company's Board of Directors may specify, of investments made for the Fund's account and shall, when requested by the Company's officers or Board of Directors, supply the reasons for making such investments.

     5. The Investment Adviser is authorized on behalf of the Company, from time to time when deemed to be in the best interests of the Company and to the extent permitted by applicable law, to purchase and/or sell securities in which the Investment Adviser or any of its affiliates underwrites, deals in and/or makes a market and/or may perform or seek to perform investment banking services for issuers of such securities. The Investment Adviser is further authorized, to the extent permitted by applicable law, to select brokers for the execution of trades for the Company, which broker may be an affiliate of the Investment Adviser, provided that the best competitive execution price is obtained at the time of the trade execution.

     6. In consideration of the Investment Adviser's undertaking to render the services described in this agreement, the Company agrees that the Investment Adviser shall not be liable under this agreement for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the performance of this agreement, provided that nothing in this agreement shall be deemed to protect or purport to protect the Investment Adviser against any liability to the Company or its stockholders to which the Investment Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Investment Adviser's duties

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under this agreement or by reason of the Investment Adviser's reckless disregard of its obligations and duties under this Agreement ("disabling conduct"). The Fund will indemnify the Investment Adviser against, and hold it harmless from, any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses), including any amounts paid in satisfaction of judgments, in compromise or as fines or penalties, not resulting from disabling conduct by the Investment Adviser. Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Investment Adviser was not liable by reason of disabling conduct, or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the Investment Adviser was not liable by reason of disabling conduct by (a) the vote of a majority of a quorum of directors of the Fund who are neither "interested persons" of the Fund (as defined in the 1940 Act) nor parties to the proceeding ("disinterested non-party directors"), or (b) an independent legal counsel in a written opinion. The Investment Adviser shall be entitled to advances from the Fund for payment of the reasonable expenses (including reasonable counsel fees and expenses) incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under law. The Investment Adviser shall provide to the Fund a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Fund has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met: (a) the Investment Adviser shall provide security in form and amount acceptable to the Fund for its undertaking; (b) the Fund is insured against losses arising by reason of the advance; or (c) a majority of a quorum of disinterested non-party directors, or independent legal counsel, in a written opinion, shall have determined, based on a review of facts readily available to the Fund at the time the advance is proposed to be made, that there is reason to believe that the Investment Adviser will ultimately be found to be entitled to indemnification.

     7. In consideration of the services to be rendered by the Investment Adviser under this agreement, the Company shall pay the Investment Adviser a monthly fee on the first business day of each month at an annual rate of 1.10% of the average daily value (as determined on the days and at the time set forth in the Prospectus for determining net asset value per share) of the Fund's net assets during the preceding month. If the fee payable to the Investment Adviser pursuant to this paragraph 7 begins to accrue before the end of any month or if this agreement terminates before the end of any month, the fee for the period from such date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination

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occurs. For purposes of calculating each such monthly fee, the value of the
Fund's net assets shall be computed in the manner specified in the Prospectus and the Articles for the computation of the value of the Fund's net assets in connection with the determination of the net asset value of shares of the Fund's capital stock.

     8. If the aggregate expenses incurred by, or allocated to, the Fund in any fiscal year shall exceed the expense limitations applicable to the Fund imposed by state securities laws or regulations thereunder, as such limitations may be raised or lowered from time to time, the Investment Adviser shall reimburse the Fund for such excess. The Investment Adviser's reimbursement obligation will be limited to the amount of fees it received under this agreement during the period in which such expense limitations were exceeded, unless otherwise required by applicable laws or regulations. With respect to portions of a fiscal year in which this agreement shall be in effect, the foregoing limitations shall be prorated according to the proportion which that portion of the fiscal year bears to the full fiscal year. Any payments required to be made by this paragraph 8 shall be made once a year promptly after the end of the Company's fiscal year.

     9. This agreement shall continue in effect until December 27, 1997, and thereafter for successive annual periods, provided that such continuance is specifically approved at least annually (a) by the vote of a majority of the Fund's outstanding voting securities (as defined in the 1940 Act) or by the Company's Board of Directors and (b) by the vote, cast in person at a meeting called for the purpose, of a majority of the Company's directors who are not parties to this agreement or "interested persons" (as defined in the 1940 Act) of any such party. This agreement may be terminated at any time, without the payment of any penalty, by a vote of a majority of the Fund's outstanding voting securities (as defined in the 1940 Act) or by a vote of a majority of the Company's entire Board of Directors on 60 days' written notice to the Investment Adviser or by the Investment Adviser on 60 days' written notice to the Company. This agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

     10. Upon expiration or earlier termination of this agreement, the Company shall, if reference to "Lipper" is made in the corporate name of the Company or in the name of the Fund and if the Investment Adviser requests in writing, as promptly as practicable change its corporate name and the name of the Fund so as to eliminate all reference to "Lipper", and thereafter the Company and the Fund shall cease transacting business in any corporate name using the words "Lipper" or any other reference to the Investment Adviser or "Lipper". The foregoing rights of the Investment Adviser and obligations of the Company shall not deprive the Investment Adviser, or any affiliate thereof which has "Lipper" in its name, of, but shall be in addition to, any

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other rights or remedies to which the Investment Adviser and any such affiliate may be entitled in law or equity by reason of any breach of this agreement by the Company, and the failure or omission of the Investment Adviser to request a change of the Company's or the Fund's name or a cessation of the use of the name of "Lipper" as described in this paragraph 10 shall not under any circumstances be deemed a waiver of the right to require such change or cessation at any time thereafter for the same or any subsequent breach.

     11. Except to the extent necessary to perform the Investment Adviser's obligations under this agreement, nothing herein shall be deemed to limit or restrict the right of the Investment Adviser, or any affiliate of the Investment Adviser, or any employee of the Investment Adviser, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

     12. During the period of time commencing on the date hereof and continuing until the earlier of (a) such time as this agreement is approved by a vote of a majority of the Fund's outstanding voting securities (as defined in the 1940
Act) or (b) May 31, 1997, the fees payable to the Adviser under this agreement shall be paid into an interest-bearing account (the "Account") maintained by an escrow agent. Such escrow agent shall not be an "affiliated person" (as defined in the 1940 Act) of any of the parties hereto. All amounts paid into the Account (including interest earned on such fees) may be paid to the Adviser upon the approval of a majority of the Fund's outstanding voting securities (as defined in the 1940 Act) of this agreement. In the event that the shareholders of the Fund fail to approve this agreement prior to May 31, 1997, all amounts in the Account shall be paid to the Fund. The parties hereto expressly acknowledge that the escrow agent may release the moneys in the Account only upon receipt of a certificate from an officer of the Company (who shall not be an "interested person" (as defined in the 1940 Act) of the Adviser) stating that the moneys are to be delivered to the Adviser and that this agreement has been approved by a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act) or, in the event that the shareholders of the Fund failed to approve the agreement prior to the date specified above, that the moneys in the Account are to be delivered to the Fund.

     13. This agreement shall be governed by the laws of the State of New York.

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     If the foregoing correctly sets forth the agreement between the Company and the Investment Adviser, please so indicate by signing and returning to the Company the enclosed copy hereof.

                                            Very truly yours,

                                            THE LIPPER FUNDS, INC.


                                            By: /s/ Steven Finkel
                                               --------------------------------
                                                Name: Steven Finkel
                                                Title: Executive Vice President


ACCEPTED:

By:      PRIME LIPPER ASSET MANAGEMENT

By:      LIPPER EUROPE, L.P., a General
         Partner

By:      LIPPER & COMPANY, INC., as General
         Partner


By:      /s/ Abraham Biderman
         --------------------------------
         Name: Abraham Biderman
         Title: Executive Vice President


By:      PRIME U.S.A. INC.,
         a General Partner


By:      /s/ Francesco Taranto
         --------------------------------
         Name: Francesco Taranto
         Title: Director